Exhibit 99.1

Infinity Pharmaceuticals Provides Company Update and Reports Fourth Quarter and Full

Year 2017 Financial Results

– IPI-549 Monotherapy and Combination Dose Escalation Completed –

-Monotherapy Expansion Cohort Fully Enrolled and Combination Expansion Cohorts Enrolling-

– Initial Clinical and Translational Data to be Reported Starting in Q2 –

– Board of Directors and Leadership Team Expanded and Scientific Advisory Board Established –

Cambridge, Mass. – March 15, 2018 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its fourth quarter 2017 financial results and provided an update on the company, including its progress with IPI-549, a first-in-class oral immuno-oncology product candidate that selectively inhibits phosphoinositide-3-kinase-gamma (PI3K-gamma) and targets immune-suppressive tumor microphages. Infinity is evaluating IPI-549 as a monotherapy and in combination with Opdivo® (nivolumab), a PD-1 immune checkpoint inhibitor, in a Phase 1/1b study in approximately 200 patients with advanced solid tumors.

“We made significant progress with IPI-549 over the past year, and 2018 will be an important year for us as we report data from the monotherapy expansion and combination dose escalation components of our study and from seven combination expansion cohorts, which will help define our development and regulatory strategy for this first-in-class product candidate. Based on our initial clinical data, IPI-549 has a favorable tolerability profile and has demonstrated clinical and biological activity, both as a monotherapy and in combination with nivolumab. We believe that IPI-549 has the potential to increase the number of patients who respond to immunotherapies as well as to increase the duration of those responses,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “In addition, we’ve continued to position Infinity for success by expanding our board and clinical leadership team and establishing a scientific advisory board with thought leaders in the field of immuno-oncology.”

Recent developments include the following:

IPI-549

•

Advanced and expanded clinical development of IPI-549: The Phase 1/1b monotherapy and combination dose escalation components of the study have been completed, and the monotherapy expansion component has been fully enrolled. In addition, six disease-specific combination expansion cohorts are enrolling at the recommended Phase 2 dose of 40 mg once daily of IPI-549 plus Opdivo® (nivolumab) at 240 mg every two weeks in patients with non-small cell lung cancer, melanoma, head and neck cancer, triple-negative breast cancer, mesothelioma, and adrenocortical carcinoma. An additional combination expansion cohort of patients pre-selected for having high baseline blood levels of myeloid derived suppressor cells (MDSCs) is expected to open for enrollment in the next few weeks. Studies have shown that poor response to checkpoint inhibitor therapy is correlated with the presence of high baseline blood levels of MDSCs in cancer patients. [1], [2], [3] Preliminary translational data from the study demonstrated an association between high baseline blood levels of MDSCs and clinical responses. Preselecting patients with high blood MDSCs could lead to improved clinical activity for patients treated with the combination of IPI-549 and anti-PD1.

•	Presented Phase 1/1b clinical and translational data at SITC: In November, Infinity announced updated data from the monotherapy dose-escalation component of the Phase 1/1b study of IPI-549 in a late-breaking presentation at the SITC Annual Meeting 2017. These data demonstrated that IPI-549 dosed once daily was well tolerated and clinically active. Among 18 patients evaluable for activity, there was a 44 percent clinical benefit rate, defined as patients who had remained on treatment for at least 16 weeks, including one partial response in a patient with advanced peritoneal mesothelioma. Initial translational data from patient blood samples demonstrated that IPI-549 treatment results in a reduction in immune suppression and increased immune stimulation, with upregulation of interferon-gamma responsive factors and reinvigoration/proliferation of exhausted T cells across multiple tumor types and dose levels. Additionally, those patients who showed a clinical benefit had increased numbers of activated monocytes, suggesting a biologic correlate can be identified in patients who remain on treatment longer.

Corporate

•	David Beier appointed to Board of Directors: David Beier, J.D., is a Managing Director of Bay City Capital and brings a wealth of experience to the Infinity Board. David serves as an advisor to the Parker Institute for Cancer Immunotherapy, as a Senior Fellow at the USC Schaeffer Center for Health Policy & Economics and as a member of the Board of Directors of Arcus Biosciences, UCSF Benioff Children’s Hospitals and the California Life Sciences Association. He also serves as an appointee of Governor Brown on the California State Government Organization and the Economy Commission. Having spent two decades as part of the senior management teams for Amgen and Genentech, he brings invaluable perspective regarding strategy for entrepreneurial biotechnology firms and the industry in general as a globally recognized leader in health care policy, regulatory affairs, healthcare economics, and pricing. Mr. Beier also previously served in the White House during the Clinton Administration as a Chief Domestic Policy Advisor to the Vice President.

•

Clinical leadership team expanded: Marie-Louise Fjällskog M.D., Ph.D., has been appointed as Vice President of Clinical Development and will play an integral role in the expanded clinical development of IPI-549. Dr. Fjällskog is an Associate Professor of Oncology at Uppsala University, Sweden, and has over twenty-five years of experience in clinical oncology, translational research, and drug development. She joins Infinity from the Novartis Institute for Biomedical Research, where she served as a Clinical Program Leader, Translational Clinical Oncology, and as the global lead for several immuno-oncology programs, including those targeting CSF-1 and PD-1.

In addition, Suresh Mahabhashyam, M.D., M.P.H., was promoted to Vice President of Safety and Risk Management. Dr. Mahabhashyam has over 20 years of experience in medical practice and epidemiology with the last decade focused on drug development at Infinity, Alexion and Allergan.

•	Scientific Advisory Board established with four thought leaders in immuno-oncology:

•	Dmitry Gabrilovich, M.D., PhD., a leader in myeloid cell biology and the Christopher M. Davis Professor in Cancer Research and Program Leader, Immunology, Microenvironment, and Metastasis at the Wistar Institute in Philadelphia and Wistar Professor at the Department of Pathology and Laboratory Medicine, Perelman School of Medicine, University of Pennsylvania;

•	Roy Herbst, M.D., Ph.D., a leader in lung cancer treatment and research and the Ensign Professor of Medicine (Medical Oncology) and Professor of Pharmacology; Chief of Medical Oncology, Yale Cancer Center and Smilow Cancer Hospital;

•	Stephen Hodi, M.D., a leader in developing immune therapy and melanoma therapeutics and the Director of the Melanoma Center and the Center for Immuno-Oncology at Dana-Farber/Brigham and Women’s Cancer Center, the Sharon Crowley Martin Chair in Melanoma at Dana-Farber Cancer Institute and Professor of Medicine at Harvard Medical School; and

•	David H. Munn, M.D., a pioneer in T cell activation and indoleamine 2,3-dioxygenase (IDO) research and a Professor of Pediatric Hematology-Oncology at the Medical College of Georgia, Augusta University.

2018 Program Goals for IPI-549

•	Report data from the monotherapy expansion component of the study in the second quarter of 2018

•	Report data from the combination dose-escalation component of the study in the second quarter of 2018

•	Report initial data from six disease-specific combination expansion cohorts in the second quarter of 2018

•	Report more mature clinical and translational data (including insights from paired tumor biopsies) from the six disease-specific cohorts and initial data from the cohort of patients pre-selected for having high baseline blood levels of myeloid derived suppressor cells (MDSCs) in the combination expansion component of the study in the second half of 2018

Full Year 2017 Financial Results

•	At December 31, 2017, Infinity had total cash, cash equivalents and available-for-sale securities of $57.6 million, compared to $92.1 million at December 31, 2016.

•	Revenue during 2017 was $6.0 million, all of which related to the amount received from Verastem for the DUO study meeting the pre-specified criteria at completion. Revenue during 2016 was $18.7 million related to Infinity’s previous collaboration agreement with AbbVie Inc.

•	R&D expense for 2017 was $20.8 million, compared to $119.6 million for 2016. The decrease in R&D expense was primarily related to the company’s 2016 restructuring activities and out-licensing of duvelisib to Verastem.

•	General and administrative expense was $21.6 million for 2017, compared to $42.2 million for 2016. The decrease in G&A expense was primarily due to the company’s 2016 restructuring activities.

•	Net loss for 2017 was $41.8 million, or a basic and diluted loss per common share of $0.83, compared to a net loss of $30.1 million, or a basic and diluted loss per common share of $0.61 for 2016.

Financial Outlook

Infinity’s updated 2018 financial guidance is as follows:

•	Net Loss: Infinity expects net loss for 2018 to range from $35 million to $45 million.

•	Cash and Investments: Infinity expects to end 2018 with a year-end cash, cash equivalents and available-for-sale securities balance ranging from $15 million to $25 million.

•	Cash Runway: Based on its current operational plans, Infinity expects that its existing cash, cash equivalents and available-for-sale securities will be adequate to satisfy the company’s capital needs into the third quarter of 2019. Infinity’s financial guidance excludes additional funding or business development activities and does not include the potential $22 million payment from Verastem upon the first regulatory approval of duvelisib, or a potential $2 million milestone payment from PellePharm, a private company, upon initiation of a Phase 3 study for the hedgehog inhibitor program, which Infinity licensed to PellePharm in 2013. Verastem announced that it submitted a New Drug Application for duvelisib to the U.S. Food and Drug Administration on February 7, 2018. With the potential Verastem milestone payment, Infinity expects to extend its cash runway into 2020.

Conference Call Information

Infinity will host a conference call today, March 15, 2018, at 4:30pm EDT to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 5558799. An archived version of the webcast will be available on Infinity’s website for 30 days.

About IPI-549 and the Ongoing Phase 1b Study

IPI-549 is an investigational first-in-class, oral, immuno-oncology product candidate targeting tumor-associated myeloid cells through selective phosphoinositide-3-kinase-gamma (PI3K-gamma) inhibition, thereby reducing pro-tumor macrophage function and increasing anti-tumor macrophage function. In preclinical studies, IPI-549 reprograms macrophages from a pro-tumor (M2), immune suppressive function, to an anti-tumor (M1) immune activating function and can enhance the activity of, and overcome resistance to, checkpoint inhibitors. 4, 5 As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially additive or synergistic approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

The ongoing Phase 1b study being conducted by Infinity is designed to evaluate the safety, tolerability, activity, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with Opdivo in approximately 200 patients with advanced solid tumors.6 The study includes monotherapy and combination dose-escalation components, in addition to monotherapy expansion and combination expansion components. The monotherapy dose-escalation component is complete, and the monotherapy expansion component has been fully enrolled. The combination dose-escalation component is also complete, and combination expansion cohorts are enrolling.

The combination expansion component of the study includes multiple cohorts designed to evaluate IPI-549 in patients with specific types of cancer, including patients with non-small cell lung cancer (NSCLC), melanoma and head and neck squamous cell carcinoma (HNSCC) whose tumors show initial resistance or initially respond to but subsequently develop resistance to immune checkpoint blockade therapy. The combination expansion component also includes a cohort of patients with triple negative breast cancer (TNBC) who have not been previously treated with immune checkpoint blockade therapy, a cohort of patients with mesothelioma, a cohort of patients with adrenocortical carcinoma and a cohort of patients with high baseline blood levels of MDSCs.

IPI-549 is an investigational compound and its safety and efficacy has not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity

Infinity is an innovative biopharmaceutical company dedicated to advancing novel cancer treatments. Infinity is advancing IPI-549, a potentially transformative immuno-oncology approach that aims to reprogram tumor-associated macrophages by selectively inhibiting PI3K-gamma. A Phase 1/1b study in approximately 200 patients with advanced solid tumors is ongoing. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with checkpoint inhibitors, including Opdivo; clinical trial plans regarding IPI-549; plans to report clinical and translational data of IPI-549; 2018 financial guidance; and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases or that Infinity will receive any of the benefits of its agreement with Verastem, Inc., including the receipt of milestone and royalty payments. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies; a failure of Infinity and/or Verastem to fully perform under the license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 15, 2018, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

OPDIVO® is a registered trademark of Bristol-Myers Squibb.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2017	December 31, 2016
Cash, cash equivalents and available-for-sale securities	$57,609	$92,064
Other current assets	777	9,596
Property and equipment, net	219	23,424
Other long-term assets	748	571

Total assets	$59,353	$125,655

Note payable	$6,000	$—
Other current liabilities	5,595	23,863
Financing obligation, less current portion	—	19,149
Other long-term liabilities	28	189
Total stockholders’ equity	47,730	82,454

Total liabilities and stockholders’ equity	$59,353	$125,655

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Collaboration revenue	$—	$—	$6,000	$18,723
Operating expenses:
Research and development	3,552	14,662	20,830	119,611
General and administrative	4,468	8,571	21,615	42,219

Total operating expenses	8,020	23,233	42,445	161,830
Gain on AbbVie Opt-Out	—	—	—	112,216

Loss from operations	(8,020)	(23,233)	(36,445)	(30,891)
Other income (expense):
Interest expense	(121)	(304)	(1,010)	(1,225)
Other expense	—	—	(6,882)	—
Investment and other income	124	607	1,787	2,015

Total other income (expense)	3	303	(6,105)	790

Loss before income taxes	(8,017)	(22,930)	(42,550)	(30,101)
Income taxes benefit	720	—	720	—

Net loss	$(7,297)	$(22,930)	$(41,830)	$(30,101)

Basic and diluted loss per common share:	$(0.14)	$(0.46)	$(0.83)	$(0.61)

Basic and diluted weighted average number of common shares outstanding:	50,721,658	50,099,153	50,560,195	49,608,234

Contact

Stephanie Ascher, Stern Investor Relations, Inc.

212-362-1200 or Stephanie@sternir.com

[1]

Kitano et al. Myeloid Derived Suppressor Cell Quantity Prior to Treatment with Ipilimumab at 10mg/kg Predicts for Improved Overall Survival in Patients with Metastatic Melanoma. ASCO annual meeting #2518, 2013

[2]	Postow et al. Immunologic Correlates of the Abscopal Effect in a Patient with Melanoma. NEJM 2012, 366;10.
[3]	Kitano et al. Computational Algorithm-Driven Evaluation of Monocytic Myeloid-Derived Suppressor Cell Frequency For Prediction of Clinical Outcomes. Cancer Immunol Res. 2014, 2(8): 812
[4]	Kaneda, M., Messer, K., Ralainirina, N., Li, H., et al. PI3Kg is a molecular switch that controls immune suppression. Nature, 2016 Nov;539:437–442.
[5]	De Henau, O., Rausch, M., Winkler, D., Campesato, L., et al. Overcoming resistance to checkpoint blockade therapy by targeting PI3Kg in myeloid cells. Nature, 2016 Nov;539:443-447.
[6]	www.clinicaltrials.gov, NCT02637531.